                                    AGREEMENT

         THIS AGREEMENT ("Agreement") is entered into as of the 19th day of September, 2002, by and between QVC, Inc. ("QVC"), a Delaware corporation with its principal place of business at Studio Park, 1200 Wilson Drive, West Chester, PA 19380, and Frisby Technologies, Inc. ("Company"), a Delaware corporation with its principal place of business at 3195 Centre Park Blvd., Winston Salem, NC 27107.

                                   BACKGROUND

         A. QVC and its affiliates promote, market, sell and distribute (collectively, "Promote") products through various means and media, including without limitation, their televised shopping programs (the "Programs").

         B. Company manufactures, develops and/or sells items that incorporate, include and/or are otherwise associated with the material known as "ComforTemp" (all such items that incorporate, include and/or are otherwise associated with the material known as "ComforTemp" regardless of whether Company uses the words "ComforTemp" or any other trademark, tradename, or logo in connection with such material and/or such items, manufactured, developed or sold by Company, whether now in existence or developed hereafter, are collectively referred to hereinafter as the "Products").

         C. Company licenses other manufacturers and/or vendors (the "Licensees") to manufacture, sell, distribute and develop products incorporating the material known as "ComforTemp". QVC may from time to time issue Purchase Orders for the Products to such Licensees and/or Company.

         D. Company and QVC desire that QVC Promote the Products through certain means and media, and that a mutually agreed upon representative of Company (hereinafter referred to collectively as the "Spokesperson"), appear on certain of the Programs to assist QVC in promoting the Products.

         NOW, THEREFORE, incorporating the foregoing background, in consideration of the Purchase Order(s) (as defined below) issued or to be issued by QVC to Company, for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

         1. Grant of License and Other Rights.

         (a) Company grants to QVC and its affiliates throughout the Term (as defined in paragraph 3 below) of this Agreement: (i) the exclusive right in the United States, its territories and possessions, the United Kingdom, Germany, and Japan to Promote the

Products through Direct Response Television Programs (as defined below); (ii) the nonexclusive worldwide right to Promote the Products through all means and media other than Direct Response Television Programs; and (iii) the right to use, publish, reproduce and transmit the trademarks, trade names and/or logos used and/or developed by Company in connection with the Products, including without limitation, the words "ComforTemp" (whether now in existence or created hereafter, collectively, the "Trademarks") to Promote the Products in accordance with the terms and conditions of this Agreement. In addition, Company grants to QVC and its affiliates the nonexclusive right (subject to the provisions of paragraph 5 below) to use the rights granted in (i), (ii) and (iii) above during the Sell-Off Period (as defined in paragraph 3 below). For purposes of this Agreement, "Direct Response Television Programs" shall mean any televised program which requests a consumer to respond to any promotion of any product or service by mail, telephone or other electronic means, which program: (A) contains an intermittent or continuous call to action, and devotes at least twenty percent (20%) of its programming time to the promotion of products or services; or (B) is otherwise in the style of a televised retailing program.

         (b) Company shall cause the Spokesperson to grant to QVC and its affiliates (i) throughout the Term of this Agreement, the exclusive worldwide right to use his/her name, likeness, image, voice and performance (the "Endorsement") to Promote the Products through Direct Response Television Programs, in accordance with the terms and conditions of this Agreement, and
(ii) throughout the Term of this Agreement and the Sell-Off Period, the nonexclusive worldwide right to use the Endorsement to Promote the Products through any means and media. Hereinafter, the rights granted to QVC pursuant to subparagraph (a) of this paragraph 1 and this subparagraph (b) are collectively referred to as the "License".

         2. Products.

         (a) From time to time, QVC may issue to Company a purchase order, the current form of which is attached hereto as Exhibit "A" and incorporated herein by reference (any such purchase order, as may be issued from time to time, is hereinafter referred to as a "Purchase Order"). Hereafter, any purchases of Products by QVC shall be made according to the terms set forth in this Agreement and on any such Purchase Order(s). This paragraph 2, together with all other terms of each Purchase Order, shall survive the expiration or termination of this Agreement. Notwithstanding anything to the contrary contained in this Agreement or otherwise, QVC makes no representations or warranties with respect to (i) the amount of Products that may be sold through the Programs, if any,
(ii) the number of times, if any, the Products may be offered for sale on the Programs, or (iii) the amount of revenue, if any, that may be generated through any sales of Products on the Programs. This Agreement does not obligate QVC to purchase any Products from Company or to Promote or sell any Products. QVC expressly reserves the right to Promote products that are in competition with the Products.

         (b) During the Term of this Agreement, Company and/or the Spokesperson, at their sole expense, shall provide to QVC or its designee, upon the request of QVC, (i) all research and development for the Products, and subject the Products to all necessary or appropriate quality control procedures, independent consumer and market research, and other testing to ensure that the Products fully comply with all claims made or to be made about the Products and any applicable state and federal laws, rules and regulations, (ii) consulting and advisory services with respect to QVC's efforts to Promote the Products, and (iii) such other creative input as QVC may deem appropriate from time to time.

         3. Term.

         (a) Generally. The initial term of this Agreement (the "Initial Term") shall commence on ********* and shall expire ******* after ************* after the date hereof. Upon the expiration of the Initial Term, this Agreement shall automatically and continually renew for additional one-year terms (each, a "Renewal Term," and the Initial Term and all Renewal Terms being collectively referred to herein as the "Term") in perpetuity, unless (i) either party notifies the other party in writing, at least 30 days prior to the end of the Initial Term or any Renewal Term, as the case may be, of its intent to terminate the Agreement, and (ii) Net Sales of Products during the Initial Term or such Renewal Term are less than the Minimum Amount (as such terms are defined in paragraphs 3(d) and (e) hereof).

         (b) Right to Cure. Notwithstanding anything to the contrary contained in paragraph 3(a) hereof, if Company gives QVC timely notice of its intent to terminate the Agreement due to insufficient Net Sales for the Initial Term or then-current Renewal Term, as the case may be, then QVC may cure such shortfall by purchasing or issuing purchase order(s) for Products in quantities which, if sold during such period and added to existing Net Sales for such period, would yield Net Sales equaling or exceeding the Minimum Amount for such period. In such case, such notice of termination shall be deemed rescinded, and the Agreement shall renew for another Renewal Term. Net Sales derived from Products ordered pursuant to such right to cure shall not be counted toward the Minimum Amount applicable to the next succeeding Renewal Term.

         (c) Failure to Achieve Minimum Amount. If Company gives QVC timely notice of its intent to terminate the Agreement due to insufficient Net Sales for the Initial Term or then-current Renewal Term, as the case may be, and QVC fails to exercise its right to cure under paragraph 3(b) hereof, then the Agreement shall terminate at the conclusion of such Term, whereupon QVC may continue to exercise the License rights, including the Endorsement, on a nonexclusive basis (subject to the provisions of paragraph 5 below) for as long as necessary to Promote the Products through any means or media (i) to sell off any of its remaining inventory of Products, (ii) to place additional orders for Products to fulfill any remaining unfilled customer orders for Products, and
(iii) to have such additional orders fulfilled by Company (the "Sell-Off Period"). Failure of QVC to achieve the Minimum Amount in the Initial Term or any Renewal Term shall not constitute a breach of this Agreement.

         (d) Minimum Amount. For purposes of this Agreement, "Minimum Amount" shall mean *****************, and for each succeeding Term, ************* of the Minimum Amount applicable to the immediately preceding Term.

         (e) Net Sales. For purposes of this Agreement, "Net Sales" shall mean the aggregate amount of all revenue generated through the sale of Products (including Products purchased by QVC from Licensees and Company) by QVC and its affiliates during the applicable term excluding freight, shipping and handling charges, customer returns, and sales, use and other taxes.

         4. Appearances.

         (a) If requested by QVC, Company shall cause the Spokesperson to make ******** on the Programs during each year during the Term of this Agreement. For purposes of this Agreement, an "Appearance" shall mean a one (1) to three (3) day period during which the Products may be offered for sale on certain of the Programs. Company shall cause the Spokesperson to agree to appear in promotional announcements featuring the Programs, at dates and times determined by QVC, subject to her reasonable availability. Unless otherwise determined by QVC, all Appearances and promotional announcements shall take place at QVC's studios in West Chester, Pennsylvania. Any costs and expenses of the Spokesperson that may arise in connection with all Appearances and promotional announcements, including without limitation, travel, lodging and food, shall be borne by Company. QVC makes no representations or warranties with respect to the number of Appearances, if any, that it may request the Spokesperson to make. Company and QVC may mutually agree to replace any Spokesperson at any time during the Term of this Agreement. In the event of the death or disability of the Spokesperson, or the failure of the Spokesperson to make an Appearance required pursuant to this Agreement for any other reason, Company shall use its best efforts to provide an alternative Spokesperson satisfactory to QVC.

         (b) Company agrees to protect, defend, hold harmless and indemnify QVC and its affiliates, employees, agents, officers and directors, from and against any and all claims, actions, suits, costs, liabilities, damages and expenses (including, without limitation, all attorney's fees and court costs) arising out of or related to any acts or omissions of Company or Spokesperson in connection with the Appearances, which obligation shall survive the expiration or termination of this Agreement.

         5. Non-Compete. Except as contemplated hereunder and without the prior written consent of QVC, neither Company nor Spokesperson shall, during the Term of this Agreement, ****** ********* following the expiration or termination of this

Agreement, promote, advertise, endorse or sell (or otherwise cause or permit a third party to promote, advertise, endorse or sell) any goods, services, or products, including without limitation the Products, anywhere in the United States, its territories and possessions, the United Kingdom, Germany, and Japan by means of Direct Response Television Programs. In addition to the foregoing,
******************************************************************************
******************************************************************************.
Notwithstanding the foregoing, in the event that during the Term of this Agreement, Spokesperson's association with Company is terminated for any reason and, in connection with such termination, Spokesperson's role as the Spokesperson under this Agreement is terminated, then Spokesperson's obligations pursuant to this paragraph 5, except the obligations with respect to the Products, shall terminate upon the later of the **************************. In the event that during the Term of this Agreement, Spokesperson's role as the Spokesperson under this Agreement is terminated for any reason other than in connection with the termination of Spokesperson's association with Company, then Spokesperson's obligations pursuant to this paragraph 5, except the obligations with respect to the Products, shall terminate upon the date which is ********************************* *******. Spokesperson's obligations with respect to the Products shall in all cases ********** as set forth in the first sentence of this paragraph 5. This provision shall survive the expiration or termination of this Agreement.

         6. Representations, Warranties and Covenants.

         (a) Company represents, warrants and covenants, which representations, warranties and covenants shall continue during the Term of this Agreement and shall survive the expiration or termination of this Agreement, that: (i) it possesses the full power and exclusive right to grant the License to QVC; (ii) the execution, delivery and performance of this Agreement by Company does not violate any agreement, instrument, judgment, order or award of any court or arbitrator or any law, rule or regulation; (iii) each Product shall comply with all foreign, federal, state, county, municipal or other statutes, laws, orders and regulations of any governmental or quasi-governmental entity; (iv) QVC's use of the License, and QVC's Promotion of the Products as permitted hereunder, will not infringe or otherwise violate the copyrights, trademarks, or other proprietary rights of third parties or constitute unfair competition; (v) all claims concerning the Products made by Company are, and will be, true and correct at the time such claims are made, and supported by data which complies with applicable law; and (vi) except as contemplated hereunder, there exist no agreements, or other arrangements, for Company to endorse, promote, advertise, or sell any Products through Direct Response Television Programs. Company shall provide QVC with any and all documents reasonably required or requested by QVC at any time and from time to time to support the representations and warranties herein contained. Company shall cause any Spokesperson to agree to the provisions set forth in paragraphs 1(b), 2(b), 3, 4, 5, 6(b), 7, 8 and 9 of this Agreement by such Spokesperson executing Exhibit "B" attached hereto and incorporated herein by reference.

         (b) The Spokesperson shall represent, warrant and covenant, which representations, warranties and covenants shall continue during the term of this Agreement and shall survive the expiration or termination of this Agreement, that: (i) he/she possesses the full power and exclusive right to grant the Endorsement to QVC; (ii) the execution, delivery and performance of this Agreement does not violate any agreement, instrument, judgment, order or award of any court or arbitrator or any law, rule or regulation; (iii) QVC's use of the Endorsement, and QVC's Promotion of the Products as permitted hereunder, will not infringe or otherwise violate the copyrights, trademarks or other proprietary rights of third parties or constitute unfair competition; (iv) all claims concerning the Products made by Spokesperson are, and will be, true and correct at the time such claims are made, and supported by data which complies with applicable law; and (v) except as contemplated hereunder, there exist no agreements, or other arrangements, for the Spokesperson to endorse, promote, advertise, or sell any Products through Direct Response Television Programs. The Spokesperson shall provide QVC with any and all documents reasonably required or requested by QVC at any time and from time to time to support the representations and warranties herein contained.

         7. Confidentiality. Company and the Spokesperson shall acknowledge and agree that any and all information regarding QVC or its operations disclosed to them in conjunction with this Agreement, and any information regarding the sale and promotion of Products and/or products by QVC, will be treated as confidential information and will not be disclosed to any third party at any time during the term of this Agreement, including any Renewal Term(s), and thereafter. Company agrees and the Spokesperson shall agree that any such information will not be used for any purposes by Company or any Spokesperson other than for purposes contemplated by this Agreement. Confidential information shall not be deemed to include information which (a) is public knowledge or becomes generally available to the public other than as a result of disclosure by Company or the Spokesperson; (b) becomes available to Company or the Spokesperson, on a non-confidential basis, from a source (other than QVC or its agents) who is not bound by a confidentiality agreement with QVC; or (c) is in the possession of Company or the Spokesperson prior to disclosure by QVC, provided that the source was not bound by a confidentiality agreement with QVC. Notwithstanding the foregoing, Company may disclose confidential information (i) to its attorneys, accountants, bankers and financial advisors, provided that the same agree to the terms of this confidentiality provision; or (ii) to comply with any court order or applicable law, provided that Company notifies QVC in writing and in advance of any intention to disclose such information and gives QVC adequate opportunity to interpose an objection or take action to assure confidential handling of such confidential information. Company and the Spokesperson each agree that in the event of a breach or threatened breach of the terms of this paragraph 7 and/or the provisions of paragraph 5, QVC shall be entitled to seek from any court of competent jurisdiction, preliminary and permanent injunctive relief which remedy shall be cumulative and in addition to any other rights and remedies to which QVC may be entitled. Company acknowledges and agrees and the Spokesperson shall acknowledge and agree that the confidential information and other information referred to in this paragraph 7 and the prohibitions provided in paragraph 5 above, are valuable and unique and that such breach of such provisions will result in immediate irreparable injury to QVC. The rights and obligations of the parties set forth in this paragraph 7 shall survive and continue after the termination or expiration of this Agreement.

         (b) Notwithstanding the foregoing, Company may disclose to Licensees that Company is obligated under an agreement to prevent Licensees from promoting, advertising, endorsing or selling any Products anywhere in the United States, its territories and possessions, the United Kingdom, Germany, and Japan by means of Direct Response Television Programs.

         8. Publicity. Except for incidental non-derogatory remarks necessitated by the services provided hereunder, neither Company nor the Spokesperson shall issue any publicity or press release regarding their contractual relations with QVC or otherwise make any oral or written reference to QVC regarding their activities hereunder, without obtaining QVC's prior written consent, and approval of the contents thereof. Neither Company nor the Spokesperson shall utilize any trade name, service mark, trademark, or copyright belonging to QVC without the prior written consent of QVC.

         9. Miscellaneous.

         (a) Amendment. This Agreement may not be varied, amended, or modified unless in writing signed by the parties hereto.

         (b) No Assignment. This Agreement and the rights and obligations hereunder are not assignable and any such assignment shall be null and void, except for assignments to a business entity of which Company is a majority owner and exercises management control, *********************************************
*******************************************************************************.

         (c) Governing Law. This Agreement shall be construed according to the internal laws of the Commonwealth of Pennsylvania, without regard to conflict of laws principles. Each of QVC, Company and the Spokesperson hereby consents to the exclusive jurisdiction of the state courts of the Commonwealth of Pennsylvania, Chester County, and the United States District Court for the Eastern District of Pennsylvania, in all matters arising out of this Agreement. Each of Company and the Spokesperson consents to service of process by certified mail, return receipt requested, at the address indicated in the opening paragraph hereof.

         (d) Notices. All notices provided for hereunder shall be sent via certified mail, return receipt requested, or by reputable overnight carrier, to the addresses indicated in the opening paragraph hereof. All notices sent to QVC shall be sent to the attention of Executive Vice President, Merchandising, and Senior Vice President, General Counsel.

         (e) Entire Agreement. This Agreement supersedes all prior communications between the parties regarding the subject matter hereof, whether oral or written, and constitutes the entire understanding of the parties.

         (f) Remedies and Waiver. No delay or failure on the part of any party hereto in exercising any right or remedy under this Agreement, and no partial or single exercise thereof, shall constitute a waiver of such right or remedy or of any other right or remedy. The rights and remedies provided in this Agreement shall be in addition to, and not in lieu of, any rights and remedies provided in any Purchase Order(s) or under applicable law. The rights and remedies provided in this Agreement and the Purchase Order are intended to be consistent and cumulative. However, to the extent needed to resolve any conflict between this Agreement and the terms and conditions of any Purchase Order, the terms and conditions of this Agreement shall govern.

         (g) Severability. If any term or condition of this Agreement or the application thereof shall be illegal, invalid or unenforceable, all other provisions hereof shall continue in full force and effect as if the illegal, invalid or unenforceable provision were not a part hereof. The headings used in this Agreement are for the convenience of the parties only and shall not be construed in the interpretation of any provisions of this Agreement.

         (h) No Joint Venture. Nothing herein contained shall be construed to place the parties in the relationship of partners or joint venturers, and none of the parties hereto shall have the power to obligate or bind the others in any manner whatsoever. Each of the parties hereto agrees that in performing its duties under this Agreement it shall be in the position of an independent contractor.

         (i) License of Intellectual Property. Company acknowledges and agrees that this Agreement shall constitute an executory contract within the meaning and scope of Section 365 of the United States Bankruptcy Code, 11 U.S.C. ss. 365, under which Company is a licensor of Intellectual Property (as defined below), and as to which QVC shall have the right to make an election under
Section 365(n) of the United States Bankruptcy Code, 11 U.S.C. ss. 365(n). For purposes of this Agreement, the rights granted to QVC hereunder Agreement shall be deemed to constitute "Intellectual Property" for purposes of Section 365(n) of the United States Bankruptcy Code, 11 U.S.C. ss. 365(n), and as used therein, notwithstanding any limitation or definition to the contrary in the United States Bankruptcy Code, 11 U.S.C. ss.101, et seq., including, but not limited to, provisions of Section 101(35A) of the United States Bankruptcy Code, 11 U.S.C. ss. 101(35A).

         (j) Interpretation and Construction. This Agreement has been fully and freely negotiated by the parties hereto, shall be considered as having been drafted jointly by the parties hereto, and shall be interpreted and construed as if so drafted, without construction in favor of or against any party on account of its participation in the drafting hereof.

         (k) Facsimile. This Agreement may be executed and delivered via electronic facsimile transmission with the same force and effect as if it were executed and delivered by the parties simultaneously in the presence of one another.

         IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the date first above written.

FRISBY TECHNOLOGIES, INC.

By:      /s/ Douglas J. McCrosson
         -------------------------------------
Title:   V.P. Business Development & Secretary


QVC, INC.

By:      /s/ John Kelly
         -------------------------------------
Title:   Vice president

                                   Exhibit "A"


THIS PURCHASE ORDER ("Order") IS EXPRESSLY CONDITIONED ON ACCEPTANCE OF THE TERMS AND CONDITIONS HEREOF. Oral or written notice of acceptance by Vendor, preparation to perform by Vendor and/or shipment of all or any part of the merchandise specified in this Order ("Merchandise") shall constitute acceptance by Vendor of the terms and conditions contained herein. BY ACCEPTANCE OF THIS ORDER, VENDOR REPRESENTS AND AGREES AS FOLLOWS:

1. If the shipping or delivery dates set forth on the face hereof cannot be met, Vendor will promptly inform Buyer in writing of Vendor's best possible shipping or delivery dates which shall become part of this Order, if at all, only upon Buyer's written acceptance thereof.

2. Vendor hereby grants to Buyer the irrevocable right, by all means now or hereafter existing, to: (a) market, promote the sale of and sell the Merchandise; (b) use the trademarks, trade names, trade dress, service marks, patents and copyrights (collectively the "Marks") registered, owned, licensed to or used by Vendor in connection with the Merchandise; (c) use, perform, play, synchronize and/or demonstrate, as applicable, the Merchandise, its contents, and/or any promotional, advertising or similar material supplied by Vendor for use in connection with such Merchandise ("Promotional Material"); and (d) use the names, photographs, likenesses, voices and/or biographies of any individuals performing in or otherwise associated with the production of the Merchandise as contained in the Merchandise, its contents and/or any Promotional Material. Buyer makes no representations with regard to the number of times, if any, that Merchandise will be marketed or promoted by Buyer.

3. In addition to and without prejudice to any and all other warranties, express or implied by law, Vendor represents, warrants and covenants to Buyer that: (a) Vendor possesses all licenses, permits, rights, powers and consents required to enter into and perform this Order, to sell to Buyer the Merchandise referenced herein and to grant to Buyer the rights granted herein; (b) Vendor's performance hereunder does not violate any agreement, instrument, judgment, order or award of any court or arbitrator; (c) all Merchandise furnished hereunder, including the production, sale, packaging, labeling, safety, testing, importation and transportation thereof, and all representations, advertising, prices, and allowances, discounts or other benefits made, offered or authorized by Vendor in connection therewith, shall at all times comply with all applicable federal, state, local, industry and foreign statutes, laws, rules, regulations and orders, standards and guidelines (collectively, "Laws"); (d) all claims concerning the Merchandise made by Vendor and its agents are, and will be, true and correct at the time such claims are made and supported by data which compiles with applicable Laws;
(e) where applicable, reasonable and representative tests as prescribed by Laws or governmental authorities have been performed or will be performed before shipment from Vendor to the warehouse designated by Buyer (the "Warehouse"); (f) all Merchandise furnished hereunder shall be new, first quality merchandise and conform to all representations by Vendor, instructions, specifications, and samples, shall be free from all defects (including latent defects) in workmanship, material and design, and shall not be reworked, rebuilt or refurbished merchandise; (g) all manufacturers' warranties are effective and enforceable by both Buyer and its customers; (h) all Marks which are part of or appear in connection with the Merchandise and/or Promotional Material, and/or any component thereof, are valid and genuine, and the sale, promotion of the sale and performance of the Merchandise and/or Promotional Material, and/or any component thereof, will not infringe upon any domestic or foreign Marks, rights of privacy or publicity and/or any other third party rights, or cause Buyer to be liable to Vendor or any third party for any additional fees, costs or expenses; (i) the title of Vendor to the Merchandise is good and free and clear of all encumbrances and liens, and its transfer hereunder rightful; (j) neither the Merchandise nor any component part thereof is subject to any import quota restriction, rule or regulation preventing or forbidding the importation, use, promotion for sale or sale of the Merchandise or any component part thereof, or any duty, tariff, or penalty in connection therewith, except as previously disclosed in writing by Vendor to Buyer; (k) the Merchandise and similar goods are not and have not been subject to product liability or infringement claims, except as disclosed on the face hereof; (l) the same or similar merchandise is not being and will not be offered to any other purchaser at a lesser cost or under more favorable terms than appear herein; and (m) Vendor shall maintain for the life of the Merchandise general liability insurance coverage on the Merchandise, including full product liability, infringement and advertising injury, in amounts no less than One Million Dollars per occurrence, unless otherwise specified on the face hereof, with carriers acceptable to Buyer, and which shall include broad form Vendor's coverage in favor of Buyer, and Vendor will promptly provide Buyer with a certificate of insurance naming Buyer as an additional insured. Vendor agrees to provide Buyer with any and all documents requested or required by Buyer at any time and from time to time to support the representations, warranties and covenants herein contained.

4. Vendor hereby agrees to protect, defend, hold harmless and indemnify Buyer, its subsidiaries and affiliates, and each of their respective customers, programming and other distributors, employees, agents, officers, directors, successors and assigns, from and against any and all claims, actions, suits, costs, liabilities, damages and expenses (including, but not limited to, all direct, special, incidental, exemplary and consequential damages and losses of any kind [including, without limitation, present and prospective lost profits and lost business] and reasonable attorneys' fees) based upon or resulting from: (a) any alleged or actual infringement of the Marks, rights of publicity or privacy and/or any other third party rights arising from the sale, promotion of the sale and/or performance of the Merchandise, its contents and/or the Promotional Material ; (b) any alleged or actual defect in any of the Merchandise; (c) any alleged or actual injury or death to person or damage to property arising out of the furnishing, use or performance of the Merchandise; (d) breach by Vendor of any representations, warranties or covenants; and (e) any alleged or actual violation by Vendor and/or the Merchandise of any applicable Laws. In the event Buyer notifies Vendor in writing of a claim, demand, action, suit or other matter ("Claim") to which the foregoing indemnity applies, Vendor shall provide prompt assurance of its ability to so indemnify Buyer, to Buyer's reasonable satisfaction, and Vendor shall commence to defend such Claim, at its sole cost and expense, within five (5) days after receiving Buyer's written notice. If Vendor fails to provide such assurance or fails to commence such defense within such five(5)-day period, Buyer may, at its option, assume the defense or settlement of such Claim in its own name and all recoveries from such Claim shall belong to Buyer. In the latter event, which shall be in addition to any and all other rights Buyer may have at law or in equity, Buyer may elect counsel to represent it, and Vendor shall be solely responsible for the payment or reimbursement, at Buyer's option, of counsel fees and all other fees and costs incurred in defending such Claim, for any and all damages arising thereunder, and for any and all amounts paid by Buyer in settlement thereof. In addition, Vendor shall be responsible for all costs of any kind incurred by Buyer in responding to any discovery or legal process served upon Buyer, its subsidiaries and/or affiliates in connection with litigation between a third party and Vendor (or any person or entity affiliated with Vendor), which costs shall be charged to Vendor or deducted from amounts due to Vendor, at Buyer's option.

5. Time is of the essence. Buyer reserves the right to cancel this Order or any part hereof, with no liability or obligation to Vendor, in the event: (a) Buyer is notified that any Merchandise or Mark infringes or is alleged to infringe upon any third party rights; (b) Vendor breaches or is anticipated to breach this Order; (c) Merchandise conforming to specifications will not be shipped or delivered on the dates and in the quantities specified on the face hereof; (d) fire, flood, windstorm, earthquake, war, strike, or any other casualty or occurrence of a similar nature substantially and adversely affects Buyer's premises or business; or (e) any substantial change to Buyer's business (for whatever reason) occurs.

6. Merchandise shipped or delivered to the Warehouse prior to the first permitted ship or delivery date specified on the face hereof, may, at Buyer's option, be returned to Vendor, at Vendor's risk and expense, and upon such return, shall be held by Vendor for Buyer until shipment or delivery on the specified date. Merchandise shipped or delivered to the

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Warehouse after the last permitted ship or delivery date specified on the face hereof may, at Buyer's option, be returned to Vendor, at Vendor's risk and expense, and upon such return, Buyer may cancel this Order, in whole or in part, without liability. Unless otherwise stated on the face hereof, Vendor shall ship the Merchandise in one shipment. In the event of shipment or receipt of an unauthorized quantity, Buyer may, at its option, either reject or accept the entire shipment unless partial shipments are authorized on the face hereof. Additional freight charges resulting from partial shipments shall be borne by Vendor. Partial shipments shall not cause Vendor's obligations to become severable. Unless otherwise stated on the face hereof, Vendor shall pay or reimburse Buyer, at the direction of Buyer, for all freight, packing and insurance incident to the shipment of the Merchandise, including, but not limited to, loading and unloading charges, mileage charges, taxes, tolls and other fees. Vendor agrees to follow Buyer's instructions with respect to shipment, routing and packaging. Vendor's failure to comply with the terms and conditions set forth in this Section or in Buyer's shipping regulations (including chargeback program) ("Regulations") or in any applicable standards provided by Buyer to Vendor ("Standards"), in effect as of the date of this Order, and which are incorporated herein by reference, may, at Buyer's option, result in the imposition of charges as set forth in such documents. In addition, any breach by Vendor of the provisions of Section 3(d) hereof shall result in the imposition of charges upon Vendor for all costs incurred by Buyer as a result of such breach (including, but not limited to, the cost of customer refunds and all administrative costs). Any charges assessed as set forth herein may be deducted from any amounts due or which may become due to Vendor. Copies of the Regulations and the Standards are available to Vendor upon written request to Buyer.

7. Merchandise furnished hereunder which is not in compliance with this Order, the Regulations or the Standards, which is returned by any of Buyer's customers for any reason, which fails to meet Buyer's quality control tests, which fails to meet Buyer's carrier's quality, drop or other tests, or which is or may be used in conjunction with merchandise furnished and rejected (or acceptance thereof revoked) under this Order or another order, may be rejected (or acceptance thereof by Buyer revoked) at Buyer's option and returned to Vendor. All expense of unpacking, examining, repacking, storing, returning and reshipping any Merchandise rejected (or acceptance of which has been revoked) as aforesaid shall be at Vendor's expense and risk. With respect to such returned Merchandise, Buyer shall, at its option, receive a credit or refund of all amounts paid by Buyer for such Merchandise, including, without limitation, in-bound freight charges (notwithstanding contrary Freight Terms, if any, set forth on the face hereof). In the event that Buyer shall opt to receive a refund, Vendor shall pay Buyer in immediately available funds within fifteen
(15) days of Buyer's request. In the event that Buyer shall opt to receive a credit, Buyer may apply such credit toward any amounts due or which may become due to Vendor. Vendor agrees that Merchandise rejected or

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returned for any reason pursuant to the terms of this Order, whether or not such rejection is disputed by Vendor, will not be resold or otherwise distributed by Vendor unless all labels or other characteristics identifying Buyer and/or displaying any trade name or trademark of Buyer have been first removed. Authorization is expressly granted to Buyer to return Merchandise without additional authorization, and Vendor hereby agrees to accept such returns even without Buyer's request for return authorization labels. Merchandise returned or rejected by Buyer is not to be replaced by Vendor without the prior written approval of Buyer. Vendor acknowledges that the Buyer does not inspect each item at receipt of Merchandise and that defects, imperfections or nonconformity with any representations, warranties or covenants set forth herein may not be discovered by Buyer until Merchandise shall have been purchased by its customers and returned to Buyer. Buyer's inspection, discovery of a breach of warranty, failure to make an inspection or failure to discover a breach of warranty shall not constitute a waiver of any of Buyer's rights or remedies whatsoever.

8. If a percentage greater than zero is indicated in the "Sale or Return" designation on the face hereof, then this is a "sale or return" transaction as defined in the Uniform Commercial Code as enacted in Pennsylvania, 13 Pa. C.S., Division 2. In addition to its right to return Merchandise as provided elsewhere in this Order, Buyer may return to Vendor, for credit or cash, at Buyer's option, all or any portion of the following: (a) with respect to "sale or return" transactions only, any Merchandise which is not sold by Buyer up to the percentage indicated in the "Sale or Return" designation on the face hereof (based on the aggregate amount of this Order) within sixty (60) days after remittance of the Subsequent Payment (as defined in Section 11 herein) or, if no Subsequent Payment, within one hundred and eighty (180) days after remittance of Buyer's Initial Payment to Vendor (as defined in Section 11 herein); and (b) with respect to all transactions, any Merchandise which has been sold to and then returned by customers at any time. The expenses incident to the return of Merchandise to Vendor under the foregoing clause (a) shall be paid by Buyer, unless otherwise specified on the face hereof. The expenses incident to the return of Merchandise to Vendor under the foregoing clause (b) shall be paid or reimbursed by Vendor in accordance with Section 7 of this Order. Buyer is not obligated to pay for any Merchandise returned to Vendor and is therefore entitled to an immediate and full refund of any and all monies previously paid to Vendor on account of such returned Merchandise. If Vendor fails or refuses to make arrangements for the return of Merchandise satisfactory to Buyer within five (5) days of receipt of Buyer's request for return authorization, if any, Buyer may make such arrangements on Vendor's behalf and at Vendor's risk and expense. If Vendor fails or refuses to accept any returned Merchandise and/or to remit such refund to Buyer in a timely manner and in accordance with the terms of this Order, Buyer may debit such amount against Vendor's account and/or take such other action as it may deem necessary or desirable to recover the

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monies owed by Vendor. Buyer may also, at its option and in its sole discretion, dispose of such Merchandise at any time and in any manner whatsoever and deduct from the proceeds thereof any and all losses, damages, claims, cost and expenses suffered or incurred by Buyer in connection with such Merchandise. The rights of Buyer set forth in this Section are in addition to, and not in lieu of, any and all other rights and remedies available to Buyer pursuant to this Order, applicable law or in equity.

9. If a percentage greater than zero is indicated in the "Payment Reserve" designation on the face hereof, then Buyer will withhold an amount equal to such percentage of the aggregate purchase price set forth on the face hereof (the "Reserve") from its Initial Payment and/or Subsequent Payment, at Buyer's option, to Vendor for the Merchandise, in anticipation of customer returns and, if a "sale or return" transaction, the return of unsold Merchandise to Vendor. With respect to the portion of the Reserve allocable to customer returns, if the aggregate amount of such returns exceeds the Reserve amount, then such excess shall, at Buyer's option, be immediately debited against Vendor's account or paid by Vendor to Buyer within fifteen (15) days of receipt of Buyer's request for such payment, and if the aggregate amount of such returns is less than the Reserve amount, then the remaining balance of the Reserve allocable to customer returns shall, at Buyer's option, be credited to Vendor's account or paid to Vendor.

10. Vendor shall not assign this Order, or any part hereof, without the prior written consent of Buyer, and any such attempted assignment shall be void at the election of Buyer. All claims for money due or to become due from Buyer shall be subject to deduction by Buyer for any set-off, recoupment or counterclaim arising out of this Order or any other of Buyer's orders or agreements with Vendor, whether such set-off, recoupment or counterclaim arose before or after any assignment by Vendor.

11. Unless specified otherwise on the face hereof, the time for payment shall begin to accrue upon receipt of Merchandise at the Warehouse or receipt of invoice, whichever occurs later. If EOM pay terms are set forth on the face hereof and the Merchandise or invoice, as applicable, is received on or after the twenty-fifth day of the month, End of Month terms begin on the first (1st) day of the immediately succeeding month. If pay terms are set forth in both the "Initial Payment" and "Subsequent Payment" designations on the face hereof, then
(a) the "Initial Payment" designation sets forth the terms of Buyer's initial payment to Vendor for the Merchandise received, which payment will be the aggregate purchase price for such Merchandise less the Reserve (as defined in Section 9) and adjusted for any credits, debits, customer returns, refunds, allowances and unsold Merchandise (where applicable) as of the time of such payment (collectively, "Adjustments"), and (b) the "Subsequent Payment" designation sets forth the terms of any subsequent payment due from Buyer to Vendor, which payment will be the Reserve after Adjustments. If no payment terms are set forth in the "Subsequent Payment" designation, then the "Initial Payment" will be the

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

aggregate purchase price for such Merchandise after Adjustments. Payment of all or any portion of the invoice does not constitute acceptance of any Merchandise covered by this Order and is without prejudice to any and all rights, remedies, claims or defenses of Buyer against Vendor and/or any third party.

12. Until date of shipment or delivery to Buyer, Vendor shall meet its lower prices and the lower prices of legitimate competition, or accept cancellation at Buyer's option. Buyer, in its sole discretion, shall determine the price at which Merchandise shall be offered for sale to its customers and shall retain all handling and shipping charges collected from its customers.

13. For purposes of this Order, "Confidential Information" means any agreement between Buyer and Vendor, all information in whatever form transmitted relating to the past, present or future business affairs, including without limitation, the sale or pricing of Merchandise, customer lists and other customer information, research, development, operations, security, broadcasting, merchandising, marketing, distribution, financial, programming and data processing information of Buyer or another party whose information Buyer has in its possession under obligations of confidentiality, which is disclosed by Buyer, its subsidiaries, affiliates, employees, agents, officers or directors to Vendor or which is produced or developed during the working relationship between the parties. Confidential Information shall not include any information of Buyer that is lawfully required to be disclosed by Vendor to any governmental agency or is otherwise required to be disclosed by law, provided that before making such disclosure Vendor shall give Buyer an adequate opportunity to interpose an objection or take action to assure confidential handling of such information. Vendor shall not disclose any Confidential Information to any person or entity except employees of Vendor as required in the performance of their employment-related duties in connection with this Order, nor will Vendor use the Confidential Information for any purpose other than those purposes expressly contemplated herein. Vendor shall not use any information obtained from Buyer's customers (e.g., through warranty cards or otherwise) to offer for sale to such customers any goods or services. Vendor shall not include with any Merchandise, any information that would enable Buyer's customers to acquire, either directly or indirectly, any additional merchandise from persons other than Buyer without first obtaining Buyer's written consent. In the event of a breach or threatened breach of this Section by Vendor, Buyer shall be entitled to obtain from any court of competent jurisdiction, preliminary and permanent injunctive relief, including, but not limited to, temporary restraining orders, which remedy shall be cumulative and in addition to any other rights and remedies to which Buyer may be entitled. Vendor agrees that the Confidential Information referred to in this Section is valuable and unique and that disclosure or use thereof in breach of this Section will result in immediate irreparable injury to Buyer. Vendor shall inform those persons or entities having access or exposure to Confidential Information

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

hereunder, of Vendor's obligations under this Section.

14. This Order shall be governed by the laws of the Commonwealth of Pennsylvania applicable to contracts to be performed wholly therein, regardless of place of acceptance. Vendor and Buyer expressly exclude the application of the United Nations Convention on Contracts for the International Sale of Goods, if applicable. Vendor hereby consents to the exclusive jurisdiction of the state courts of the Commonwealth of Pennsylvania for the County of Chester and the federal courts for the Eastern District of Pennsylvania in all matters arising hereunder. Vendor hereby irrevocably agrees to service of process by certified mail, return receipt requested, to its address as set forth on the face of this Order or to such other address as Vendor may deliver to Buyer in writing.

15. No waiver by Buyer of any term, provision or condition hereof shall be deemed to constitute a waiver of any other term, provision or condition of this Order, or a waiver of the same or of any other term, provision or condition with regard to subsequent transactions or subsequent parts of the same transaction, including without limitation, subsequent shipments under this Order.

16. If any provision contained in this Order shall be determined to be unenforceable or prohibited by law, then such provision shall be void, and the remaining provisions herein shall not in any way be affected or impaired thereby.

17. Vendor shall not issue any publicity or press release regarding Buyer or Buyer's activities hereunder without first obtaining Buyer's prior written approval and consent to such release.

18. This Order and any other written warranties and specifications, the Regulations and Standards, and the terms, conditions and agreements herein and therein, constitute the full understanding of the parties hereto and a complete and exclusive statement of the terms of the parties' agreement concerning the Merchandise furnished hereunder.

19. No condition, understanding or agreement purporting to modify or vary the terms of this Order shall be binding unless hereafter made in writing and duly executed by the party to be bound, and no modification shall be effected by the acknowledgment or acceptance of this Order or of invoices, shipping documents or other documents containing terms or conditions at variance with or in addition to those set forth herein.

20. Notwithstanding any legal presumption to the contrary, the covenants, conditions, representations, indemnities and warranties contained in this Order, including, but not limited to Sections 3, 4, 7 and 13 hereof, shall survive inspection, delivery, acceptance and payment, shall be binding upon Vendor and its successors and permitted assigns, and shall run in favor of Buyer and its successors and assigns.

                                       8
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                                   Exhibit "B"


I, ______________, hereby acknowledge the terms and conditions set forth in the above Agreement, and, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, agree to be personally bound by the provisions set forth in paragraphs 1(b), 2(b), 3, 4, 5, 6(b), 7, 8 and 9 of the above Agreement.


         _________________________


Date :   _________________________